Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

American Financial Realty Trust:

We consent to use of our reports, incorporated by reference in the registration statements (No. 333-104000, No. 333-118918 and No. 333-119602) on Form S-3 as follows:

•	Report dated September 10, 2004, with respect to the statement of revenues and certain expenses of 101 Independence Center (the Property) for the year ended December 31, 2003, which indicates that the statement was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of the revenues and expenses of the Property.

•	Report dated October 12, 2004, with respect to the combined statement of revenue and certain expenses of the Wachovia Specifically Tailored Transaction – As Revised (the Property) for the year ended December 31, 2003, which indicates that the statement was prepared for the purpose of complying with the rules and regulations of the SEC and is not intended to be a complete presentation of the revenue and expenses of the Property.

/s/ KPMG LLP

Philadelphia, Pennsylvania

November 2, 2004